Exhibit 99.1

Kewaunee Scientific Reports Results for Fiscal Year and Fourth Quarter

STATESVILLE, N.C., June 26, 2018 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and its fiscal year ended April 30, 2018.

Full Year, Fiscal Year 2018 Results:

  Record sales of $158,050,000, an increase of 14.1% from the prior year.
  Record pre-tax earnings of $9,480,000, an increase of 40.5% from the prior year.
  Record net earnings of $5,188,000, an increase of 14.9% from the prior year which includes an unfavorable impact of $1,329,000 of additional tax expense recorded in the year to account for the implementation of the Tax Cuts and Jobs Act enacted on December 22, 2017.
  Record diluted earnings per share of $1.87, an increase of 12.7% from the prior year, which includes an unfavorable impact of $0.48 per diluted share of additional tax expense recorded in the year to account for the implementation of the Tax Cuts and Jobs Act enacted on December 22, 2017.
  Record order backlog of $116,335,000 at April 30, 2018, an increase of 2.5% from the prior year.

Fourth Quarter, Fiscal Year 2018 Results:

  Sales of $44,508,000, an increase of 28.7% from the prior year fourth quarter.
  Pre-tax earnings of $2,456,000, an increase of 34.5% from the prior year fourth quarter.
  Net earnings of $1,433,000, an increase of 3.2% from the prior year fourth quarter.
  Diluted earnings per share of $0.52, an increase of 2.0% from the prior year fourth quarter.

Record sales of $158,050,000 were delivered during fiscal year 2018, an increase of 14.1% from sales of $138,558,000 in the prior year. Domestic sales for the fiscal year were $114,594,000, an increase of 1.3% from sales of $113,081,000 in the prior year. International sales for the fiscal year were $43,456,000, an increase of 70.6% from sales of $25,477,000 in the prior year. Sales for the fiscal year ended April 30, 2018 reflect continued strength for Kewaunee's laboratory, healthcare, and technical furniture products in the US, Middle East, Indian, and Asian markets.

Pre-tax earnings for the fiscal year were $9,480,000, an increase of 40.5% compared to $6,746,000 for the prior period. Net earnings increased 14.9% for the fiscal year to $5,188,000, or $1.87 per diluted share, as compared to net earnings of $4,515,000, or $1.66 per diluted share, for the year ended April 30, 2017. These results reflect the aforementioned unfavorable impact of $1,329,000, or $0.48 per diluted share, of additional tax expense recorded in the fiscal year.

The order backlog was $116.3 million at April 30, 2018, a record, up from $116.1 million at January 31, 2018, and $113.5 million at April 30, 2017. Incoming orders continued to be strong in all of our key markets, increasing the order backlog to record levels.

Unrestricted cash on hand at April 30, 2018 was $9,716,000, as compared to $12,506,000 at April 30, 2017, and working capital was $35,942,000, as compared to $32,885,000. Short term debt was $5,052,000 at April 30, 2018, as compared to $4,509,000 at April 30, 2017, and total debt was $6,316,000 as compared to $6,940,000. The debt-to-equity ratio at April 30, 2018 was .10-to-1, as compared to .20-to-1 at April 30, 2017.

"The fourth quarter was an excellent quarter for the Company," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "Our sales and pre-tax profit performance for the quarter were very strong in a very competitive laboratory furniture marketplace."

"Fiscal year 2018 was another year of growth for Kewaunee as we achieved record sales and pre-tax earnings for the fourth year in a row," said David M. Rausch. "Kewaunee's world class global sales network continues to focus on providing the highest quality products and services to our customers."

"Coming off four strong years, I remain optimistic about Kewaunee's future and anticipate sales and earnings growth in fiscal year 2019. The pace of activity, both domestically and internationally, remains solid as customers are investing in projects that require the products and services we provide."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Thomas D. Hull III
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Years ended
	April 30,		April 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales	$ 44,508	$ 34,579	$ 158,050	$ 138,558
Cost of products sold	35,574	27,247	126,030	111,951
Gross profit	8,934	7,332	32,020	26,607
Operating expenses	6,574	5,581	22,934	20,065
Operating earnings	2,360	1,751	9,086	6,542
Other income	169	138	693	496
Interest expense	(73)	(63)	(299)	(292)
Earnings before income taxes	2,456	1,826	9,480	6,746
Income tax expense	966	431	4,115	2,126
Net earnings	1,490	1,395	5,365	4,620
Less: net earnings attributable to
the noncontrolling interest	57	7	177	105
Net earnings attributable to
Kewaunee Scientific Corporation	$ 1,433	$ 1,388	$ 5,188	$ 4,515

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.53	$ 0.51	$ 1.91	$ 1.67
Diluted	$ 0.52	$ 0.51	$ 1.87	$ 1.66

Weighted average number of common
shares outstanding
Basic	2,728	2,712	2,720	2,705
Diluted	2,795	2,734	2,777	2,726

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

		April 30,	April 30,
		2018	2017
Assets		(Unaudited)
Cash and cash equivalents		$ 9,716	$ 12,506
Restricted Cash		1,242	1,435
Receivables, less allowances		32,660	29,889
Inventories		17,662	14,935
Prepaid expenses and other current assets		2,224	1,047
Total Current Assets		63,504	59,812
Net property, plant and equipment		14,661	14,027
Other assets		6,193	7,077
Total Assets		$ 84,358	$ 80,916

Liabilities and Equity
Short-term borrowings and interest rate swaps		$ 3,885	$ 3,591
Current portion of long-term debt		1,167	918
Accounts payable		14,754	11,995
Other current liabilities		7,756	10,423
Total Current Liabilities		27,562	26,927
Other non-current liabilities		9,275	10,732
Total Liabilities		36,837	37,659
Noncontrolling interest		462	374
Kewaunee Scientific Corporation equity		47,059	42,883
Total Equity		47,521	43,257
Total Liabilities and Equity		$ 84,358	$ 80,916